UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2024

RENOVARO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38751	45-2559340
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2080 Century Park East, Suite 906

Los Angeles, CA 90067
 (Address of principal executive offices)

+1 (305) 918-1980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	RENB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Maurice van Tilburg as Chief Executive Officer of Cube

On December 30, 2024, the Board appointed Maurice van Tilburg, age 53, as Chief Executive Officer of GEDi Cube B.V. (“GEDi Cube”), a wholly owned subsidiary of Renovaro Cube Intl. Ltd., which is a wholly owned subsidiary of the Company, effective immediately. Maurice van Tilburg is a current member of the Board and has held several senior positions in the Financial Services industry and Tech enterprises combining general management, technology, operational service delivery, financial management, audit and product development. He is also an awarded artist that combines leadership roles in the industry with a successful series of art concepts. Mr. van Tilburg currently serves as the Director of the Dutch National Growth fund where he oversees the largest government investments in the area of innovation and technology. With this he builds on his role at Techleap.nl where he developed new and additional sources of funding for Dutch Tech scale ups in order to contribute to global challenges, economic growth, technology capabilities and employment in The Netherlands. Mr. van Tilburg brings with him his experience as CEO of Euronext Amsterdam where he was responsible for clients, product development, organization and P&L for the Dutch market as well as the operational running of all European stock markets of Euronext. Mr. van Tilburg’s ambition is to lead teams with a clear mission and positive impact, bringing his leadership skills and experience in areas of finance, tech and art. In that context Mr. van Tilburg has held also nonexecutive/advisory board member at several startup companies.

In connection with his appointment, GEDi Cube entered into an employment agreement (the “CEO Employment Agreement”) which provides that Mr. van Tilburg’s base salary will be $300,000 per year, and he will be eligible to receive a performance bonus of up to $100,000 per year, which will be payable on or before March 15th of each calendar year. The CEO Employment Agreement also provides that the Compensation Committee of the Board will consider giving Mr. van Tilburg a sign-on bonus of 250,000 shares of restricted common stock of the Company and an equity incentive grant of 1,000,000 stock options, which will vest 200,000 options per year for five years beginning on the first anniversary of the date of the CEO Employment Agreement.

Mr. van Tilburg is eligible to participate in the benefit plans and programs generally available to the GEDi Cube’s employees. Mr. van Tilburg will also be entitled to reimbursement of all reasonable and necessary business expenses incurred or paid by him in the performance of his duties and responsibilities for GEDi Cube upon submission to GEDi Cube of written evidence of such expenses as GEDi Cube may require in accordance with its business expense reimbursement policy. If Mr. van Tilburg is terminated without cause or if Mr. van Tilburg terminates his employment for good reason, GEDi Cube agrees to provide to Mr. van Tilburg as severance: (i) an amount equal to six (6) months of his base salary, (ii) reimbursement of premiums to continue health care benefits coverage under COBRA for the 6 months following the date of Mr. van Tilburg’s termination and (iii) accelerated vesting of all time-based equity awards. “Good Reason” in the CEO Employment Agreement includes the sale of substantially all of the assets of GEDi Cube or a merger in which the shareholders of GEDi Cube do not retain control.

The summary of the CEO Employment Agreement set forth above does not purport to be a complete statement of the terms of such document. The summary is qualified in its entirety by reference to the full text of the CEO Employment Agreement, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Mr. van Tilburg does not have any family relationships with any of the Company’s other officers or directors and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENOVARO INC.

By:	/s/ David Weinstein
Name: David Weinstein Title: Chief Executive Officer

Date: January 6, 2025